Exhibit 99.1

FOR IMMEDIATE RELEASE

New Source Energy Partners L.P. Announces Increased Borrowing Base

OKLAHOMA CITY, June 26, 2013 – New Source Energy Partners L.P. (NYSE: NSLP) (the “Partnership” or “New Source”) announced today that it entered into an amendment that increases the borrowing base under its revolving credit facility to $75 million from the prior level of $60 million. At June 27, 2013, New Source had $48 million of debt outstanding under its Credit Facility, leaving $27 million now available for use with the increased base. The redetermination for the borrowing base occurs twice annually.

Kristian B. Kos, President and CEO of New Source Energy GP, LLC, commented, “The pace of our drilling program in the Hunton Reservoir has been rapidly increasing. With $75 million in borrowing capacity at attractive rates under our revolving credit facility, we are well positioned to continue to expand and execute on our strategic plan.”

About New Source Energy Partners L.P.

New Source Energy Partners L.P. is an independent energy company focusing on delivery through streamlined operations and vertically integrated infrastructure. The Partnership is actively engaged in the development and production of our onshore oil and liquids-rich portfolio that extends across conventional resource reservoirs in east-central Oklahoma. For more information on the Partnership please visit www.newsource.com.

Forward-Looking Statements

This news release contains “forward-looking statements” which are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and other statements contained in this press release. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. Subsequent events and market developments could cause the Partnership’s expectations to change. While the Partnership may elect to update these forward-looking statements at some point in the future, the Partnership specifically disclaims any obligation to do so, even if new information becomes available, except as may be required by applicable law.

New Source Energy Partners L.P. - Investor & Media Contact

Nick Hodapp

Director of Investor Relations

(405) 272-3028

nhodapp@newsource.com